As filed with the Securities and Exchange Commission on May 8, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NPS PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	87-0439579
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

550 Hills Drive, 3rd Fl.
Bedminster, New Jersey 07921

(Address of Principal Executive Offices)

NPS PHARMACEUTICALS, INC. DEFERRED COMPENSATION PLAN

(Full title of the plan)

Christine Mikail

Senior Vice President, Legal Affairs, General Counsel and Corporate Secretary

NPS Pharmaceuticals, Inc.

550 Hills Drive, 3rd Fl.
Bedminster, New Jersey 07921

Telephone: (908) 450-5300

(Name, address, and telephone number, including area code, of agent for service)

With a copy to:

Kevin T. Collins, Esq.

Jenner & Block LLP

919 Third Avenue

New York, NY 10022-3908

(212) 891-1600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Deferred Compensation Obligations (1)	$10,000,000	$100%	$10,000,000	$1,288.00

(1)         The deferred compensation obligations are unsecured obligations of NPS Pharmaceuticals, Inc. (the “Company”) to pay deferred compensation in the future in accordance with the terms of the NPS Pharmaceuticals, Inc. Deferred Compensation Plan, effective June 1, 2014 (the “Plan”).

(2)         Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement on Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents which have been filed (other than filings or portions of filings that are furnished under applicable Commission rules rather than filed) by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 18, 2014;

(b) The Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014, filed on May 8, 2014;

(c) The Company’s Current Reports on Form 8-K filed on January 8, 2014, February 18, 2014, March 5, 2014 and May 8, 2014; and

(d) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on May 23, 1994, including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed) by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.         Description of Securities.

The securities being registered represent obligations of the Company to pay deferred compensation in the future (the “Obligations”) to eligible employees and directors of the Company and each of its subsidiaries which is a participating company (each, a “Participant” and collectively, the “Participants”) in accordance with the terms of the Plan.  This Registration Statement registers $10,000,000 of Obligations to be offered to the Participants.

The amount of eligible compensation to be deferred by each Participant is determined in accordance with the terms of the Plan based on elections by the Participant.  Participants may elect to defer up to a maximum of 75% of their base salaries and up to 100% of their bonuses, restricted stock units, compensation earned under long-term incentive plans, commissions and director fees.  The Company will have sole discretion to credit additional amounts each year to a Participant’s Plan account at any time and in any amount, however, no Participant will have the right to receive any additional contribution from the Company in any year regardless of whether such additional contributions are made on behalf of other Participants.

A Participant will be 100% vested at all times in the amounts credited to the Participant’s Plan account.  A Participant will be vested in Company contributions, if any, in accordance with the vesting schedule or schedules determined by the Company in its sole discretion.

Contributions credited to a Participant’s Plan account other than restricted stock units are credited or debited with notional investment gains and losses equal to the experience of selected investment funds offered under the Plan and elected by the Participant. Each Participant’s Plan account will be adjusted to reflect the rate of return, positive or negative, based upon the actual investment performance of the investment funds corresponding to such investment alternatives selected by the Participant.  The Company has reserved the right under the Plan to change the investment funds offered for election by the Participants prior to each year.

A Participant’s deferral of restricted stock units will be automatically allocated to an investment fund that tracks the performance of the Company’s common stock (the “CS Fund”) and all dividends that would have been payable on Company’s common stock will be credited to the Participant’s Plan account in the form of additional shares of the Company’s common stock.  All amounts allocated to the CS Fund will only be distributable in actual shares of the Company’s common stock.

Although the value of a Participant’s Plan account (and, therefore, the amount of the liability under an Obligation) will be based upon the performance of the investment funds corresponding to the investment alternatives, the Participant will not have an actual interest in such investment funds but only in the Obligations.  The Company is under no obligation to invest any portion of the Obligations in any of the investment funds to which investment alternatives are indexed.

The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future to the Participants according to the terms of the Plan from the general assets of the Company, or from one or more grantor trusts established for that purpose by the Company.  The grantor trust assets, if any, are subject to the claims of general creditors of the Company.  The Participants will be no more than unsecured creditors of the Company with no special or prior right to any assets of the Company or of the grantor trusts, if any, for payment of the Obligations.

The Obligations are payable upon a Participant’s termination of employment, financial hardship, long-term disability or death, or on a date or dates selected by the Participant in accordance with the terms of the Plan, and are denominated and payable in the form of United States dollars, except for the deferral of restricted stock units which will be paid in shares of the Company’s common stock. The Obligations generally are payable in the form of a lump sum distribution or in installments, at the election of the Participant made in accordance with the terms of the Plan.

A Participant may designate one or more beneficiaries to receive any portion of Obligations payable in the event of the Participant’s death.  Participants or, in the case of the Participant’s death, their beneficiaries, may not alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments under the Plan.

The Plan is administered by on behalf of the Company by a committee designated by the Company’s Board of Directors.  The Plan may be amended or terminated by the Company at any time.  No termination or amendment shall affect the payment of, or decrease the benefits attributable to, compensation deferred prior to such termination or amendment.

The foregoing summarizes the material terms and provisions of the Obligations.  It is not a complete legal description of the Obligations and is qualified in its entirety by reference to the Plan, which is filed as Exhibit 4.1 to this Registration Statement and incorporated by reference herein.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company’s Bylaws also provide that it will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent not prohibited by Delaware law.

The Company’s Amended and Restated Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Company has entered into agreements with its directors and executive officers that require it to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or a director or officer of one of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

A list of exhibits filed with this registration statement on Form S-8 is set forth in the Exhibit Index and is incorporated herein by reference.

Item 9.         Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement .

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bedminster, New Jersey, on this 5th day of May, 2014.

NPS Pharmaceuticals, Inc.

By:	/s/Francois Nader
Name: Francois Nader
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Luke M. Beshar and Christine Mikail, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and such counterparts shall together constitute one and the same instrument. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Francois Nader
Francois Nader	Director, President and Chief Executive Officer (Principal Executive Officer)	May 5, 2014

/s/ Luke M. Beshar
Luke M. Beshar	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 5, 2014

/s/ Michael W. Bonney
Michael W. Bonney	Director	May 5, 2014

/s/ Colin Broom
Colin Broom	Director	May 5, 2014

/s/ Georges Gemayel
Georges Gemayel	Director	May 5, 2014

/s/ Pedro Granadillo
Pedro Granadillo	Director	May 5, 2014

/s/ James G. Groninger
James G. Groninger	Director	May 5, 2014

/s/ Rachel R. Selisker
Rachel R. Selisker	Director	May 5, 2014

/s/ Peter G. Tombros
Peter G. Tombros	Chairman of the Board of Directors	May 5, 2014

EXHIBIT INDEX

Exhibit No.	Exhibit
4.1	NPS Pharmaceuticals, Inc. Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on May 7, 2014).

4.2A	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1A to the Registrant’s Annual Report on Form 10-K filed on March 8, 2005).

4.2B

Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-3 filed on September 6, 2000).

4.2C

Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1E to the Registrant’s Annual Report on Form 10-K filed on February 10, 2004).

4.2D

Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 24, 2011).

4.3A	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on December 12, 2012).

5.1	Legal Opinion of Jenner & Block LLP.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Jenner & Block LLP (included in opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

* Filed herewith.